UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

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SPARK NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPARK NETWORKS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Spark Networks, Inc., a Delaware corporation (the “Company”), to be held at the Company’s principal executive offices located at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211 on June 14, 2011 at 9:00 a.m. Pacific Daylight Time.

The Annual Meeting of the Company is being held for the following purposes:

1.	To elect seven (7) members to the Board of Directors to serve for one-year terms ending at the 2012 annual meeting of stockholders;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011;

3.	To consider and act upon one stockholder proposal regarding majority voting, if properly presented at the Annual Meeting; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 22, 2011 as the record date (the “Record Date”) for determining those stockholders who will be entitled to vote at the Annual Meeting.

The Company’s Annual Report to Stockholders for the year ended December 31, 2010 is enclosed with this notice. The following proxy statement and enclosed proxy card is being sent to each stockholder as of the Record Date. You are cordially invited to attend the Annual Meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy card and return it in the enclosed postage paid envelope. The giving of this proxy card will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy card promptly to avoid the expense of additional proxy solicitation. If you are a stockholder who owns shares through a nominee and attends the Annual Meeting, you should bring a letter from your nominee identifying you as the beneficial owner of the shares and acknowledging that you will vote your shares.

FOR THE BOARD OF DIRECTORS
Joshua A. Kreinberg Corporate Secretary

Dated: April 27, 2011

Beverly Hills, California

SPARK NETWORKS, INC.

PROXY STATEMENT

For Annual Meeting to be Held

June 14, 2011 at 9:00 a.m. Pacific Daylight Time

The enclosed proxy is solicited by the Board of Directors of Spark Networks, Inc. (“we,” “us,” the “Company,” or “Spark”), a Delaware corporation, in connection with the Annual Meeting of Stockholders of the Company to be held on June 14, 2011 at 9:00 a.m. Pacific Daylight Time at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211 (the “Annual Meeting”). The approximate mailing date for this proxy statement and the enclosed proxy is May 2, 2011.

The purpose of the Annual Meeting is to vote on the following items of business: (1) the election of seven (7) directors to the Board of Directors to serve one-year terms ending at the 2012 annual meeting of stockholders, (2) ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 and (3) the stockholder proposal regarding majority voting, if properly presented at the Annual Meeting.

Annual Report

Our annual report to stockholders for the year ended December 31, 2010 will be concurrently provided to each stockholder at the time we send this proxy statement and the enclosed proxy card and is not to be considered a part of the proxy soliciting material.

Quorum; Voting Rights

Holders of our common stock of record at the close of business on April 22, 2011 (the “Record Date”) will be entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. There were 20,587,336 shares of our common stock outstanding as of the Record Date. Each share of our common stock is entitled to one vote on each matter to be voted on at the Annual Meeting, and the presence, in person or by proxy, of holders of a majority of the outstanding shares of our common stock, is necessary to constitute a quorum for the Annual Meeting. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned to solicit additional proxies. Stockholders may not cumulate their votes.

Voting Your Proxy

Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the Annual Meeting, we urge you to vote in advance. If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone, the internet or mail. You should follow the instructions you receive from your nominee to vote those shares. If you are a stockholder who owns shares through a nominee and you attend the Annual Meeting, you should bring a letter from your nominee identifying you as the beneficial owner of the shares and acknowledging that you will vote your shares.

We are not aware of any matter to be presented at the Annual Meeting other than that described in this proxy statement. If, however, other matters properly are brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your common stock or act on those matters according to their best judgment, including to adjourn the Annual Meeting.

How the Board Recommends that you Vote

The Board of Directors recommends a vote “FOR” the election of the seven director-nominees to serve for one-year terms and “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011. The Board of Directors makes no recommendation whether you should vote “FOR” or “AGAINST” the stockholder proposal regarding majority voting.

Counting of Votes

If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted (1) “FOR” the election of the nominees for director named herein, (2) “FOR” the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 and (3) neither “FOR” nor “AGAINST” the stockholder proposal regarding majority voting. All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Representatives of our transfer agent will assist us in the tabulation of the votes.

Abstentions and Broker Non-Votes

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote.

Brokers that hold shares of common stock in “street” name for customers that are the beneficial owners of those shares may generally vote on routine matters. However, brokers generally do not have discretionary voting power (i.e. they can not vote) on non-routine matters without specific instructions from their customers. Proposals are determined to be routine or non-routine matters based on the rules of the various regional and national exchanges of which the brokerage firm is a member. A broker “non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its customer as to how to vote on a particular proposal.

Refer to each proposal for a discussion of the effect of abstentions and broker non-votes on determining the presence of a quorum and on the results of each proposal.

Revoking Your Proxy

Any proxy given may be revoked at any time before it is voted by notifying the Corporate Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Annual Meeting. The Company’s principal executive office is located at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211.

Solicitation of Proxies

The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and other regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of the common stock of the Company.

Delivery of Proxy Materials to Households

“Householding” is a program, approved by the Securities and Exchange Commission (the “SEC”), which allows companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy material to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.

Interest of Executive Officers and Directors

None of the Company’s executive officers or directors has any interest in any of the matters to be acted upon at the Annual Meeting, except to the extent that a director is named as a nominee for election to the Board of Directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Bylaws provide for a variable board of directors with a range of between two and nine members. The Company currently has seven authorized members on its Board of Directors. The Company’s Bylaws give the Board of Directors the authority to establish, increase or decrease the number of directors.

Upon the recommendation of the Nominating Committee, the Board of Directors has nominated Adam S. Berger, Jonathan B. Bulkeley, Benjamin Derhy, Peter L. Garran, Michael A. Kumin, Gregory R. Liberman and Thomas G. Stockham, , as nominees for election as directors. If elected, they will serve for a term expiring at our annual meeting of stockholders in 2012.

Unless you otherwise instruct us, your properly executed proxy that is returned in a timely manner will be voted for election of these seven nominees. Each of Messrs. Berger, Bulkeley, Derhy, Garran, Kumin, Liberman and Stockham has advised the Company of his availability and willingness to serve if elected. If, however, any of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. You can find information about Messrs. Berger, Bulkeley, Derhy, Garran, Kumin, Liberman and Stockham below under the section “Board of Directors and Executive Officers.”

Vote Required

You may vote in favor of any or all of the nominees or you may withhold your vote as to any or all of the nominees. In order to elect a nominee, the affirmative vote of a plurality of all of the votes cast at the Annual Meeting is necessary for the election of the nominee for director assuming a quorum is present. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board of Directors are to be voted on this proposal, such shares will be voted in favor of the nominees. Abstentions and broker non-votes will count toward the presence of a quorum, but will not be counted as votes cast and will have no effect on the result of the vote.

In the past, if you held your shares in “street” name and you did not indicate how you wanted your shares to be voted in the election of directors, your broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulations were made to take away the ability of your broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in “street” name and you do not instruct your broker how to vote in the election of directors, a broker non-vote will occur and no votes will be cast on your behalf. It is therefore critical that you cast your vote if you want it to count in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR-NOMINEES.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has recommended the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Ernst & Young LLP became our auditors in 2004. The stockholders are being requested to ratify the reappointment of Ernst & Young LLP at the Annual Meeting. The Company anticipates that a representative of Ernst & Young LLP will attend the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate stockholder questions.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2010 and 2009

During the fiscal years ended December 31, 2010 and 2009, we retained Ernst & Young LLP to provide services as follows:

	Fees for the Year Ended December 31,
	2010	2009
Service
Audit fees(1)	$515,312	$560,451
Tax fees(2)	$238,503	$155,099

Total audit and non-audit fees	$753,815	$715,550

(1)	Fees for audit services include fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and statutory audits required internationally.
(2)	Tax fees included tax compliance, general tax advice, tax planning and approximately $125,000 in tax service fees related to the transfer of certain assets from Spark Networks Limited to Spark Networks USA, LLC and LOV USA, LLC.

Pre-Approval Policy

In accordance with our Audit Committee Charter, the Audit Committee pre-approves all auditing services and permitted non-audit services, if any, including tax services, to be performed for us by our independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, which are approved by the Audit Committee prior to the completion of the audit. The scope of the pre-approval shall include pre-approval of all fees and terms of engagement. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Vote Required

You may vote in favor or against this proposal or you may abstain from voting. The affirmative vote of a majority of all votes present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board of Directors are to be voted on this proposal, such shares will be voted in favor of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. Abstentions will count toward the presence of a quorum and will have the same effect as votes cast against the proposal. Generally, brokers and other nominees that do not receive instructions are entitled to vote on the ratification of the appointment of our independent registered public accounting firm. Should a broker non-vote occur, it would be treated as present and entitled to vote solely for purposes of determining the presence of a quorum, but it would have no effect on the outcome of the matter (i.e. it will be neither a vote “for” nor “against” the proposal).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

RATIFICATION OF REAPPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL: DIRECTORS TO BE ELECTED BY MAJORITY VOTE

Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, who states that he intends to meet beneficial ownership requirements under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, until and after the date of the Annual Meeting, has notified the Company that he intends to present the following proposal at the Annual Meeting.

3 - Directors to be Elected by Majority Vote

Resolved: Directors to be Elected by Majority Vote Bylaw. Shareholders request that our company adopt a bylaw specifying that the election of our directors shall be decided by a majority of the votes cast, with a plurality vote standard used in those director elections in which the number of nominees exceeds the number of directors to be elected.

Directors who fail to receive the support of a majority of votes cast shall step down from the board and not be reappointed. A modest transition period may be appropriate under certain circumstances, such as for directors keeping the company in compliance with legal or listing standards. But any director who does not receive the majority of votes cast should leave the board as soon as practicable.

Our company’s director election vote standard should be enhanced to a majority vote standard in order to provide shareholders a meaningful role in director elections. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. A majority vote standard in board elections would establish a challenging vote standard for our board nominees and improve the performance of individual directors and the entire board.

The Council of Institutional Investors www.cii.org, whose members had $3 trillion invested, recommended adoption of this proposal topic. The Council sent letters asking the 1,500 largest U.S. companies to comply with the Council’s policy and adopt this topic. Leading proxy advisory firms also recommended voting in favor of this proposal topic.

Please encourage our board to respond positively to this proposal: Directors to be Elected by Majority Vote - Yes on 3.

Vote Required

You may vote in favor or against this proposal or you may abstain from voting. The affirmative vote of a majority of all votes present or represented by proxy and entitled to vote at the Annual Meeting is required to adopt Proposal 3. Abstentions and broker non-votes will count toward the presence of a quorum, but will not be counted as votes cast and will have no effect on the result of the vote.

If you hold shares in street name and do not provide your broker with specific voting instructions, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposal 3 is considered a non-routine matter. Thus, if you hold your shares in “street” name and you do not instruct your broker how to vote on Proposal 3, a broker non-vote will occur and no votes will be cast on your behalf.

THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION CONCERNING YOUR VOTE ON

THE FOREGOING STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Information Concerning Director Nominees

Each of the persons named below will be nominated for election as a director of the Company at this Annual Meeting to serve for a term of one year ending at the 2012 annual meeting of stockholders and thereafter until his successor is duly elected and has qualified or until his death, resignation or removal. The nominees are currently serving as directors of the Company.

Name	Age	Positions
Gregory R. Liberman	39	Chief Executive Officer, President and Director

Adam S. Berger	47	Director

Benjamin Derhy(1)	56	Director

Thomas G. Stockham(1)	46	Director

Jonathan B. Bulkeley(2)	50	Director

Michael A. Kumin(3)	38	Director

Peter L. Garran	35	Director

(1)	Member of the Audit Committee and the Compensation Committee.
(2)	Chairman of the Audit Committee and member of the Nominating Committee.
(3)	Chairman of the Compensation Committee and the Nominating Committee.

Gregory R. Liberman was appointed Chief Executive Officer of the Company in April 2011, he was appointed President in June 2006 and was the Company’s Chief Operating Officer from August 2005 to April 2011. He served as the Company’s General Counsel from October 2004 to April 2006 and Corporate Secretary from January 2005 to September 2006. Mr. Liberman earned a J.D., with Honors, from The Law School at the University of Chicago and an A.B., with University Distinction and Honors in Economics, from Stanford University. The Company believes that Mr. Liberman’s experience with the Company and his various past senior executive positions give him the qualifications and skills to serve as a director.

Adam S. Berger has served as a member of Spark’s Board of Directors since September 2006, he was Chairman of the Board from August 2007 to April 2011 and he was Chief Executive Officer of the Company from February 2007 to April 2011. Mr. Berger has been Chief Executive Officer of Digital Room Inc., a privately held printer headquartered in Van Nuys, CA, since April 2011. From June 1999 to September 2006, he was CEO of WeddingChannel.com, Inc. where he led the company for seven years from its early stages through its sale to The Knot, Inc. Immediately prior, Mr. Berger was President of The Franklin Mint, a direct marketing company. He began his career with The Procter and Gamble Company and later joined The Boston Consulting Group. He received an M.B.A. with distinction from the Harvard Business School in 1991 and a B.S. in Chemical Engineering from the University of California at Berkeley. Mr. Berger currently serves as a director of Savings.com, a privately held company based in Santa Monica, CA. The Company believes that Mr. Berger’s diversified background of managing companies and his past senior executive positions and operating experience with internet and marketing companies give him the qualifications and skills to serve as a director.

Benjamin Derhy has served as a member of the Company’s Board of Directors since October 2004. Over the last seven years, Mr. Derhy has not held any employment positions but has been a private investor and entrepreneur, focusing on Internet, consumer products and real estate sectors as well as start-up companies in Europe and Israel. His experience also includes working with American companies and their expansion internationally. In 1984, Mr. Derhy co-founded Turbo Sportswear, a clothing manufacturer, and was employed there until 1997. Mr. Derhy holds both B.A. and M.B.A. degrees, in economics and finance, respectively, from the Hebrew University. The Company believes that Mr. Derhy’s financial and business expertise give him the qualifications and skills to serve as a director.

Thomas G. Stockham has served as a member of the Company’s Board of Directors since August 2007. In October 2010, Mr. Stockham became CEO of SwarmBuilder, Inc., a privately held company offering SaaS, tools and analytics to improve retail sales. Since 2005 he has been an independent advisor, private investor and entrepreneur. From September 2001 to April 2005, Mr. Stockham served as the CEO and President of Ancestry.com, Inc. (then known as MyFamily.com, Inc.), a provider of online media and subscription services for family genealogy and other services. Prior to Ancestry.com, Inc., Mr. Stockham served as president of Ticketmaster.com. Mr. Stockham received a B.A. in Government from Dartmouth College in 1987 and an M.B.A. from Stanford University in 1991. The Company believes that Mr. Stockham’s financial and business expertise, including a diversified background of managing companies and his past senior executive positions and operating experience with internet companies, give him the qualifications and skills to serve as a director.

Jonathan B. Bulkeley joined the Company’s Board of Directors in September 2006. Mr. Bulkeley is the Non Exec Chairman of Dex One and is the Founder and Chief Investment Officer of Blue Square Capital Management LLC. From February 2006 to August 2010, Mr. Bulkeley served as CEO of Scanbuy, Inc., a company that develops bar code readers for cell phones. Prior to joining Scanbuy, Inc., from February 2002 to February 2006, he was Managing Partner of Achilles Partners LLC, an investment, advisory and research firm, and prior to that, he was Chairman and CEO of Lifeminders, Inc., an online direct marketing company. From December 1998 to January 2000, Mr. Bulkeley was CEO of barnesandnoble.com. Mr. Bulkeley also served as Vice Chair of EDGAR-Online from April 2003 to April 2004 and Chairman of QXL Ricardo, plc from February 1998 to December 2004. He is currently a director of the UST Global Private Markets Fund, LLC, Excelsior LaSalle Real Estate Fund, Inc. and Excelsior Buyout Investors, LLC. Mr. Bulkeley is a graduate of Yale University. The Company believes that Mr. Bulkeley’s financial and business expertise, including a diversified background of managing companies and his past senior executive positions and operating experience with internet and marketing companies, give him the qualifications and skills to serve as a director.

Michael A. Kumin joined as a member of our Board of Directors in June 2006. Mr. Kumin is a partner of Great Hill Partners, LLC, a private equity firm and the Company’s largest stockholder, where he has served as an investment professional since June 2002. Previously, he served at separate times as an investment professional for Apollo Advisors, L.P. and Goldman, Sachs L.P. in their private equity funds. He holds a B.A. in public policy and international affairs from Princeton University. The Company believes that Mr. Kumin’s financial and business expertise give him the qualifications and skills to serve as a director.

Peter L. Garran joined as a member of our Board of Directors in April 2011. Mr. Garran is currently a Vice President at Great Hill Partners, LLC, a Boston-based private equity firm, where he has worked as an investment professional since September 2008. Mr. Garran currently serves as a director for Great Hill portfolio companies All Web Leads, Inc. and Educaedu S.L. Prior to joining Great Hill, since August 1999, Mr. Garran was a technology and media investment banker at J.P. Morgan. Peter received his B.A. in History & Literature from Harvard College. The Company believes that Mr. Garran’s business expertise with technology and media companies give him the qualifications and skills to serve as a director.

Executive Officers

The following table sets forth certain information with respect to our executive officers who are not also members of the Company’s Board of Directors. For information concerning Gregory R. Liberman, our Chief Executive Officer and President, see “Information Concerning Director Nominees” above.

Name	Age	Positions
Brett A. Zane	44	Chief Financial Officer

Gregory J. Franchina	47	Chief Information Officer

Joshua A. Kreinberg	40	General Counsel and Corporate Secretary

Brett A. Zane was appointed as our Chief Financial Officer effective December 2007. Prior to joining us, Mr. Zane had served as Chief Financial Officer of Lindora, Inc., a regional commercial weight loss management company since 2006. Between 2004 and 2006, Mr. Zane was Chief Financial Officer of Action Media Holdings, LLC. From 2003 until 2004, he was Chief Financial Officer of Liberman Broadcasting, Inc., a Spanish-language television and radio broadcaster, during which time certain securities of Liberman Broadcasting, Inc. became publicly traded, and from 1994 to 2003, Mr. Zane was Vice President and Chief Financial Officer of Logex Corporation, a specialty logistics and distribution company. Mr. Zane holds an MBA from The Anderson Graduate School of Management at UCLA and a Bachelor of Science in Economics from The Wharton School, University of Pennsylvania.

Gregory J. Franchina has served as our Chief Information Officer since June 2007. Mr. Franchina has over 23 years of technical and operational experience. From January 2007 to May 2007, Mr. Franchina worked as an independent consultant. From November 2005 to December 2006, Mr. Franchina was the Chief Information Officer and Vice President of Operations for Spot Runner, Inc., an Internet-based advertising agency. From July 1998 to November 2005, Mr. Franchina was the Chief Information Officer and Vice President of Operations for WeddingChannel.com, Inc., a provider of online wedding planning and bridal services. Mr. Franchina holds a B.S. in Computer Science from The College of William and Mary.

Joshua A. Kreinberg has served as our General Counsel since April 2006 and Corporate Secretary since September 2006. Prior to joining us, Mr. Kreinberg practiced law in Los Angeles and Paris with Gibson, Dunn & Crutcher LLP from May 1999 to April 2006 and Sullivan & Cromwell LLP from October 1997 to April 1999. He also served as a law clerk in Wilmington, Delaware at the U.S. Court of Appeals for the Third Circuit. Mr. Kreinberg earned a J.D. and an L.L.M. in international and comparative law with honors from Duke University’s School of Law as well as an M.B.A. from Duke University’s Fuqua School of Business where he was a Fuqua Scholar. Mr. Kreinberg also holds an A.B. with University Distinction and Honors in Quantitative Economics and Political Science from Stanford University.

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Business Conduct and Ethics

The Company’s Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code”), which applies to all directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct. The Code is posted in the corporate governance section of the investor relations page of the Company’s website located at www.spark.net and is available in print, without charge, upon written request to the Corporate Secretary at Spark Networks, Inc., 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211. The Company intends to post promptly any amendments to or waivers of the Code on its website.

Director Independence

The Board of Directors has determined that Jonathan B. Bulkeley, Benjamin Derhy, Michael A. Kumin, Thomas G. Stockham and Peter L. Garran are each an “independent” director as defined by the listing standards of the NYSE Amex currently in effect and approved by the U.S. Securities and Exchange Commission (“SEC”) and all applicable rules and regulations of the SEC. All members of the Audit, Compensation and Nominating Committees satisfy the “independence” standards applicable to members of each such committee. The Board of Directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company. The Board of Directors considered relationships and transactions between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The purpose of the Board of Directors’ review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Amex rules.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Attendance of Directors at Board Meetings and Annual Meeting of Stockholders

During the year ended December 31, 2010 the Board of Directors met twelve times, the Audit Committee met five times, the Nominating Committee met one time and the Compensation Committee met three times. Each current director who was on the Board during 2010 attended at least 75% of the aggregate number of meetings held by (1) the Board of Directors and (2) those committees of the Board of Directors on which he served.

The Company does not have a policy requiring its directors to attend the Annual Meeting of Stockholders. In 2010, Mr. Berger attended the Annual Meeting of Stockholders in person and Mr. Derhy attended telephonically.

Board Committees

Audit Committee. The Audit Committee consists of Jonathan B. Bulkeley, Benjamin Derhy and Thomas G. Stockham, each of whom is an independent director. Mr. Bulkeley, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist the Company’s Board of Directors in its general oversight of the Company’s accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Audit Committee’s responsibilities include:

•

The appointment, replacement, compensation, and oversight of work of the independent registered public accounting firm, including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services.

•

Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our Company or that are the subject of discussions between management and the independent auditors.

The Board of Directors has adopted a written charter for the Audit Committee. A current copy of the Audit Committee Charter is available on the Company’s website at: www.spark.net.

Compensation Committee. The Compensation Committee consists of Michael A. Kumin, Benjamin Derhy and Thomas G. Stockham. Each member is an independent director. Mr. Kumin is the Chairman of the Compensation Committee. The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for the Company’s directors, executive officers, including our Chief Executive Officer, and key employees, and for the administration of our equity incentive plans, including the approval of grants under such plans to our employees, consultants and directors. The Compensation Committee conducts an annual review (in connection with the conclusion of our business planning process) of the compensation packages for each of our named executive officers. Based on this review, the Compensation Committee approves, to the extent applicable, (a) base salary changes, (b) any cash payout amounts earned under the previous year’s annual cash incentive awards, (c) equity grants and (d) targets and potential payout amounts under any performance-based incentive compensation programs for the new year. The Compensation Committee will annually review the proposed performance metric(s) applicable to the named executive officers and approve the performance targets and target payout amounts for the named executive officers. The Company does not have a general equity grant policy. The Compensation Committee usually holds monthly meetings, which generally occur on the first Monday of the month to consider stock option grants and any other Compensation Committee business; however, the Compensation Committee may change this schedule to grant options on an alternative, consistent basis. The Compensation Committee may take other individual compensation actions during the year as needed. In reviewing and making compensation decisions of other executive officers, the Committee may consult with the Company’s Chief Executive Officer and any others who can review the performance of the other executive officers, provide annual recommendations for individual management objectives, and provide input on strategic initiatives. The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant and other advisors to assist in the evaluation of director, Chief Executive Officer or executive officer compensation.

The Board of Directors has adopted a written charter for the Compensation Committee. A current copy of the Compensation Committee Charter is available on the Company’s website at: www.spark.net.

Nominating Committee. The Nominating Committee consists of Jonathan B. Bulkeley and Michael A. Kumin, each of whom is an independent director. Mr. Kumin is the Chairman of the Nominating Committee. The Nominating Committee assists in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting, fills any vacancies on our Board of Directors, considers any nominations of director candidates validly made by stockholders, and reviews and considers developments in corporate governance practices. The Board of Directors has adopted a written charter for the Nominating Committee. A current copy of the Nominating Committee Charter is available on the Company’s website at: www.spark.net.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. Currently, there is no Chairman of the Board. Whether the role of Chairman and Chief Executive Officer will be served by the same person, depends on the assessment of what is in the best interests of the Company and is based on the Company’s current needs.

Companies face a variety of risks, including credit risk, liquidity risk, and operational risk. The Board of Directors believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or Audit Committee, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into Company decision-making.

The Board has designated the Audit Committee to take the lead in overseeing risk management and the Audit Committee discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

The Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company.

The Director Nomination Process

The Nominating Committee considers nominees from all sources, including stockholders. Stockholder nominees are evaluated by the same criteria used to evaluate potential nominees from other sources. The Board of Directors will consist of a majority of directors who qualify as “independent” directors within the meaning of the listing standards of the NYSE Amex, as the same may be amended from time to time. Minimally, nominees should have a reputation for integrity, honesty and adherence to high ethical standards. They should have demonstrated business experience and the ability to exercise sound judgment in matters related to the current and long-term objectives of the Company, and should be willing and able to contribute positively to the decision-making process of the Company. In addition, they should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of the Company’s or to fulfill the responsibilities of a director.

Although the Company does not have a policy regarding diversity, the value of diversity on the Board is considered and the particular or unique needs of the Company shall be taken into account at the time a nominee is being considered. The Nominating Committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of directors and prospective nominees to the Board. Additionally, the Nominating Committee considers the respective qualifications needed for directors serving on various committees of the Board, and serving as chairs of such committees, should be taken into consideration. In recruiting and evaluating nominees, the Nominating Committee considers the appropriate mix of skills and experience and background needed for members of the Board and for members of each of the Board’s committees, so that the Board and each committee has the necessary resources to perform its respective functions effectively. The Nominating Committee also believes that a prospective nominee should be willing to limit the number of other corporate boards on which he or she serves so that the proposed director is able to devote adequate time to his or her duties to the Company, including preparing for and attending Board and committee meetings. In addition, the re-nomination of existing directors is not viewed as automatic, but based on continuing qualification under the criteria set forth above. In addition, the Nominating Committee will consider the existing director’s performance on the Board and on any committee on which such director serves, which will include attendance at Board and committee meetings.

Director Nominees by Stockholders. The Company’s bylaws provide that stockholders may nominate directors for consideration at an annual meeting provided they comply with the notice procedures in the bylaws, which are described under “Stockholder Proposals - Proposals to be Submitted for Annual Meeting” and is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting. Any such notice shall also include the information regarding the stockholder making the nomination and the nominee required by the Company’s bylaws. Nominations made by stockholders in this manner are eligible to be presented by the stockholder at the meeting, but such nominees will not have been considered by the Nominating Committee as a nominee to be potentially supported by the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ended December 31, 2010 and 2009 by our Chief Executive Officer and two of our most highly compensated executive officers who were employed by us as of December 31, 2010 and whose total compensation exceeded $100,000 during that fiscal year (the “named executive officers”).

Name and Principal Position	Year	Salary	Bonus		Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)		Total
Adam S. Berger Former Chief Executive Officer (1)	2010	$362,250	$51,750	(6)	$694,872	$277,548	$34,007	(7)	$1,420,427
	2009	$362,250	$51,750	(6)	$525,476	$355,058	$23,660	(8)	$1,318,194
Gregory R. Liberman Chief Executive Officer and President (2)	2010	$287,500	$–		$154,297	$138,684	$27,300	(9)	$607,781
	2009	$287,500	$–		$178,560	$129,721	$16,500		$612,281
Brett A. Zane Chief Financial Officer	2010	$255,000	$–		$104,384	$138,679	$28,071	(10)	$526,134
	2009	$255,008	$–		$95,685	$150,721	$16,500		$517,914

(1)	Mr. Berger resigned as the Company’s Chief Executive Officer in April 2011. He remains on the Board of Directors.
(2)	Mr. Liberman was appointed as the Company’s Chief Executive Officer in April 2011.
(3)	The amounts disclosed reflect the full grant date fair values in accordance with FASB ASC Topic 718. For assumptions used in calculation of option awards, see Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(4)	Our Compensation Committee establishes an amount of money each year from which bonuses can be distributed to the executive officers of the Company. This amount is based on the Company’s revenue and contribution from certain key segments and adjusted earnings before interest, taxes, depreciation and amortization (also known as Adjusted EBITDA). Bonus amounts for each executive officer are based on achieving certain financial targets as well as individual management objectives.
(5)	Unless otherwise noted, represents 401(k) plan and nonqualified deferred compensation plan employer contributions.
(6)	Represents an annual retention bonus.
(7)	Includes $17,507 in health related reimbursements.
(8)	Includes $7,160 in health insurance premium reimbursements.
(9)	Includes $10,800 in health related reimbursements.
(10)	Includes $11,571 in health related reimbursements.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2010.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Adam S. Berger Former Chief Executive Officer (1)	807,891	542,109	–	$3.00	1/5/2019

Gregory R. Liberman Chief Executive Officer and President (2)	213,642	143,358	–	$3.00	1/5/2016

Brett A. Zane Chief Financial Officer (3)	130,625	109,375	–	$3.00	1/5/2016

(1)	Mr. Berger’s options vested monthly in equal installments. In connection with Mr. Berger’s resignation as Chief Executive Officer in April 2011, (i) vested stock options to purchase a total of 901,079 shares of the Company’s common stock remain outstanding and exercisable in accordance with the terms of the applicable Company stock plan and option award agreements, including exercisability of vested options 12 months following termination of service as a board member; and (ii) all remaining unvested stock options held by Mr. Berger were forfeited.
(2)	Mr. Liberman’s options vest as follows: 150,565 options vested as of January 5, 2010 and the remainder of the options vest monthly in equal installments until January 5, 2013. Vesting of options is subject to continued service with the Company.
(3)	Mr. Zane’s options vest as follows: 82,500 options vested as of January 5, 2010 and the remainder of the options vest monthly in equal installments until January 5, 2013. Vesting of options is subject to continued service with the Company.

401(k) and Nonqualified Deferred Compensation Plans

The Company has a defined contribution plan under Section 401(k) of the Internal Revenue Code covering all full-time employees providing for matching contributions by the Company, as defined in the plan. The Company also has a related nonqualified deferred compensation Plan whereby the Company may make contributions to executives’ accounts to make up for the limitations imposed by the Internal Revenue Code on Company profit sharing and matching contributions under the 401(k) plan. Participants in each plan may direct the investment of their personal accounts to a choice of mutual funds consisting of various portfolios of stocks, bonds, or cash instruments.

Employment Contracts and Termination of Employment and Change of Control Arrangements

Gregory R. Liberman, Chief Executive Officer and President

On April 11, 2011, in connection with the appointment of Mr. Liberman as CEO, the Company and Mr. Liberman executed an Executive Employment Agreement (the “Agreement”). The Agreement supersedes and replaces the executive employment agreement entered into with Mr. Liberman on August 31, 2005 and subsequently amended.

Term, Salary and Bonus. The Agreement is for a term of three years, unless terminated earlier. Pursuant to the terms of the Agreement, Mr. Liberman receives a base salary of $325,000 per year, which will be reviewed annually and may be increased at the sole discretion of the compensation committee of the board of directors in light of Mr. Liberman’s performance and the Company’s financial performance and other economic conditions, but may not be decreased without Mr. Liberman’s written consent. Mr. Liberman is eligible to receive an annual bonus (the “Annual Bonus”) based on a calendar year performance plan established by the board of directors. The performance goals under the performance plan will be based on metrics, which may include: (i) Company gross revenue, (ii) Company earnings before interest, taxes, depreciation and amortization (“EBITDA”), and (iii) management objectives. To be eligible to receive the Annual Bonus, Mr. Liberman must maintain continued employment with the Company throughout the relevant performance period. The target Annual Bonus is $225,000, which may be increased by the board of directors or the compensation committee, but not decreased.

Option Grants. Concurrent with execution of the Agreement, Mr. Liberman received a grant under the Company’s 2007 Omnibus Incentive Plan of 343,000 stock options with an exercise price of $3.18 per share. 1/36th of the stock options granted will vest on each monthly anniversary of the date of grant such that the options granted will become fully vested on the three year anniversary of the date of grant. The stock options have a term of 10 years and are exercisable for one year following Mr. Liberman’s termination of employment.

Other Benefits. Mr. Liberman is eligible for all health and welfare benefits generally available to the Company’s other executives, officers, or full-time employees, with the Company covering the costs of such benefits. Mr. Liberman will be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company, including any reasonable legal fees incurred in connection with the Agreement, the negotiation and execution of any new employment agreements of any successor organization in connection with a change in control and any future agreements with the Company entered into upon termination of employment. Mr. Liberman will accrue vacation at a rate of 20 days per year.

Termination Benefits. Generally, upon termination, Mr. Liberman will receive his prorated salary earned as of the date of termination and a payment for any accrued unused vacation. If Mr. Liberman is terminated without cause or if he leaves for good reason, then Mr. Liberman will also receive a severance package that consists of (a) a single cash lump-sum payment equal to his target Annual Bonus for the year of termination, pro-rated for that year, plus 100% of his base salary, (b) reimbursement of COBRA health and welfare plan expenses for 12 months following termination, (c) immediate vesting of the lesser of 89,250 stock options held prior to the Agreement or the remaining unvested stock options held prior to the Agreement, and (d) immediate vesting of the lesser of 85,750 stock options granted in connection with his appointment as CEO or the remaining unvested stock options granted in connection with his appointment as CEO. Payment of the severance package is conditioned on Mr. Liberman’s execution of a separation agreement with the Company that includes a general mutual release of all claims. In the event of his termination without cause or for good reason, Mr. Liberman will have one year from the date of termination of his service to exercise his vested stock options. Termination with “cause” means admission to or conviction of a felony or any criminal offence involving moral turpitude, gross negligence or willful misconduct in the performance of material employment duties, or material breach of the Agreement by Mr. Liberman that is not cured within 30 days of notice. “Good reason” means a material breach of the Agreement by the Company that is not cured within 30 days of notice, Mr. Liberman’s base salary, Annual Bonus target or other bonus opportunity is reduced without his consent or the terms of the options are not fully complied with by the Company, a reduction in Mr. Liberman’s title (other than in connection with a change in control) or a material reduction in his duties, authorities or responsibilities, a requirement to relocate, without Mr. Liberman’s consent, of more than 35 miles, the Company’s non-renewal of the Agreement or, to the extent required, shareholder approval is not obtained for any provisions of the Agreement. Mr. Liberman will not be entitled to any severance package if he voluntarily resigns or otherwise terminates employment with the Company other than for good reason, or the Company terminates Mr. Liberman’s employment with cause.

Death or Disability. Upon death or disability, Mr. Liberman is entitled to his unpaid prorated base salary, and reimbursement of COBRA health and welfare plan expenses incurred in the subsequent 12-month period. Disability includes Mr. Liberman’s inability by reason of physical or mental illness to fulfill his obligations pursuant to the Agreement for 90 consecutive days or for a total of 180 days in any 12-month period which renders Mr. Liberman unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company.

Change of Control. Upon a change in control of the Company, all of Mr. Liberman’s unvested stock options will immediately vest. However, if a successor company retains Mr. Liberman for the one-year period following a change in control then the Agreement will remain effective and any proceeds received by Mr. Liberman with respect to 50% of Mr. Liberman’s options, the vesting of which was accelerated by the change in control, will be deposited in escrow to be released upon the earlier of (x) the one year anniversary of employment by the successor company, (y) if Mr. Liberman is terminated for any reason except for cause by the successor company or without good reason by Mr. Liberman and (z) upon a change of control of the successor company. Furthermore, if Mr. Liberman is terminated without cause or leaves for good reason within one year after a change of control, then Mr. Liberman will receive the severance package described above under “Termination Benefits.” The escrow will be forfeited if, during that one year period, Mr. Liberman is terminated for cause or if he leaves without good reason. A change in control is the acquisition of 50% or more of the total voting power of the Company’s voting securities, the disposition of all or substantially all of the Company’s assets, the liquidation or dissolution of the Company, a merger, consolidation, or similar transaction other than a business combination that would result in the voting securities of the Company outstanding immediately prior to such a transaction continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity and a repurchase or recapitalization of the Company’s securities.

Tax-Related Provisions. If Mr. Liberman is deemed a specified employee as defined in Section 409A of the Internal Revenue Code, certain portions of his severance amount may be deferred and the Company will pay him interest at the prime rate plus 3% on any amounts deferred. If it is determined that any payment to Mr. Liberman would be subject to the excise tax on “parachute payments” in connection with a change of control of the Company imposed by Section 4999 of the Internal Revenue Code, the Company will reduce such payments to Mr. Liberman to the extent required so that Mr. Liberman is not subject to any excise taxes under Section 4999 and such payments will remain deductible by the Company. However, if it is determined that payment of the full parachute payments would result in a greater net benefit to Mr. Liberman after his payment of the related excise and income taxes, the Company will not reduce the payments and they will be subject to the excise taxes under Section 4999 and non-deductible by the Company. The Company will not gross-up Mr. Liberman for any excise or other taxes that he may incur in connection with any parachute payments that he may receive.

Other Terms. Mr. Liberman is prohibited from disclosing confidential information regarding the Company or engaging in any work that creates an actual conflict of interest with the Company’s business where such conflict would materially and substantially disrupt the Company’s operations. Any obligation not to disclose confidential Company information will continue for two years after the date Mr. Liberman’s employment is terminated. Furthermore, during the term of the Agreement and for 12 months after, Mr. Liberman has agreed, with certain exceptions, not to interfere with the Company’s relationship with its employees, customers, suppliers and other business partners.

Adam S. Berger, Former Chief Executive Officer

Separation Agreement. In connection with Mr. Berger’s resignation as Chief Executive Officer in April 2011, the Company and Mr. Berger entered into a Separation Agreement and Release. Pursuant to the terms of the Separation Agreement and Release, the parties agreed that (1) vested stock options to purchase a total of 901,079 shares of the Company’s common stock will remain outstanding and exercisable in accordance with the terms of the applicable Company stock plan and option award agreements, including exercisability of vested options 12 months following termination of service as a board member; and (2) all remaining unvested stock options held by Mr. Berger will no longer be exercisable as of his date of resignation as CEO. Furthermore, the Compensation Committee of the Company’s board of directors granted to Mr. Berger in his capacity as a non-employee director stock options to purchase up to 50,000 shares of common stock vesting in four equal annual installments beginning on the first anniversary of the date of grant and with an exercise price of $3.18 per share. Upon a change in control of the Company, all of Mr. Berger’s unvested stock options will immediately vest. As a director, Mr. Berger is eligible to receive the standard compensation currently in effect, and as may be changed from time to time, as a member of the board of directors.

Terminated Executive Employment Agreement. Pursuant to Mr. Berger’s terminated executive employment agreement, Mr. Berger was entitled to an annual base salary of $350,000, an annual retention bonus of $50,000 and he was eligible to receive an annual performance bonus equal to a minimum of $75,000, a maximum of $450,000 and a target amount of $300,000. The performance bonus was based on a twelve-month calendar year and on goals set by the Board of Directors with input from Mr. Berger and the Compensation Committee related to the Company’s gross revenue, earnings before interest, taxes, depreciation and amortization (also known as EBITDA) and management objectives. Mr. Berger was eligible for all health and welfare benefits generally available to the Company’s full-time employees, with the Company covering the costs of such benefits. Mr. Berger was reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company, including up to $7,500 per year in business related education and training, and for any reasonable legal fees incurred in connection with any future agreements with the Company entered into upon termination of employment. Pursuant to the terms of the employment agreement, upon his resignation, Mr. Berger received his prorated salary earned as of the date of termination and a payment for any accrued unused vacation. Mr. Berger is prohibited from disclosing confidential information regarding the Company or engaging in any work that creates an actual conflict of interest with the Company’s business where such conflict would materially and substantially disrupt the Company’s operations for two years after the date of his resignation. Furthermore, for 12 months after his resignation, Mr. Berger has agreed, with certain exceptions, not to interfere with the Company’s relationship with its employees, customers, suppliers and other business partners.

Brett A. Zane

On November 27, 2007, in connection with the appointment of Brett A. Zane as Chief Financial Officer, the Company and Mr. Zane executed an Executive Employment Agreement (the “Zane Agreement”). The Zane Agreement was amended on December 29, 2008 to ensure compliance with Section 409A.

Term, Salary and Bonus. The Zane Agreement will continue indefinitely subject to the termination provisions. Pursuant to the terms of the agreement, Mr. Zane is entitled to a base salary of $255,000 per year. Mr. Zane is also eligible for an annual performance bonus with a target amount of $125,000 determined based on the Company’s calendar year revenue, a measure of the Company’s calendar year profits such as earnings before interest, taxes, depreciation and amortization (“EBITDA”) or adjusted EBITDA, and a discretionary component (the “Performance Bonus”). Mr. Zane is eligible for all health and welfare benefits generally available to the Company’s full-time employees, he will be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company and vacation.

Change of Control. Mr. Zane’s options contain a “Change of Control Provision” whereby all unvested options will vest if any person acquires a vested interest in more than 50% of the Company’s shares. However, in the event a successor company desires to retain Mr. Zane’s services for the one-year period following a change of control, those options that were accelerated and the payment of any proceeds from such option acceleration will be deposited in an escrow, which will provide that (1) if employment with the successor company is terminated during the one-year period following the change of control by the successor company for cause or by Mr. Zane without good reason, he will forfeit the accelerated options and any proceeds, and (2) the accelerated options and any proceeds will be paid to Mr. Zane immediately upon the earlier of (x) the first anniversary of the change of control if Mr. Zane maintains continuous employment with the successor company throughout the one-year period, or (y) the date of termination if Mr. Zane’s employment is terminated for any reason other than by the successor company for cause or by Mr. Zane without good reason.

Termination and Benefits. The Agreement may be terminated upon 30 days’ notice by Mr. Zane or the Company without good reason or without cause, respectively. The Agreement will terminate upon Mr. Zane’s death, and may be terminated by the Company upon disability (incapacity due to physical or mental illness causing him to be absent from his duties for three consecutive months, and he does not return after 30 days written notice of termination) or for cause, or by Mr. Zane for good reason. For 12 months after termination, Mr. Zane has agreed not to solicit the Company’s employees or customers. If the agreement is terminated by the Company without cause or by Mr. Zane for good reason, Mr. Zane will be entitled to receive severance pay from the Company for a period of six months. The amount of severance pay to be paid to Mr. Zane each month will be equal to: (1) his current monthly salary plus (2) if Mr. Zane has completed more than four months of the then current performance period, one-sixth of the Performance Bonus pro-rated for the completion of the period, with such severance payments to be paid in accordance with the Company’s normal payroll cycle. Termination with “cause” means (1) a material misappropriation of any assets of the Company, (2) a material breach by Mr. Zane that has not been cured within 30 days after written notice, (3) the conviction of, or plea of guilty or nolo contendere, to a felony or to any criminal offense involving moral turpitude or (4) gross negligence or willful misconduct in connection with the material duties required by the Agreement. “Good reason” includes (1) the Company’s requirement to relocate to a location in excess of fifty (50) miles from Company’s current office location; (2) Mr. Zane’s base salary or Performance Bonus target opportunity is reduced by the Company or unpaid by the Company if earned and payable, or the terms and conditions for stock option agreements are not fully complied with by the Company; (3) a material reduction in title, duties and/or responsibilities; or (4) any material breach by Company that is not cured within 30 days of written notice. Mr. Zane will not be entitled to any severance if his employment is terminated due to death or disability, he voluntarily resigns or is terminated by the Company with cause.

Director Compensation

During the fiscal year ended December 31, 2010, we paid our non-employee directors the following compensation:

•	Base Annual Board Service Fee: Each director is paid $22,000 annually.

•	Base Annual Committee Service Fee: Each member of the Compensation, Nominating or Audit Committee is paid $1,000 annually per committee.

•	Committee Chairmanship Annual Fee: The chair of the Audit Committee receives $3,000 per year and each chair of the Nominating or Compensation Committee receives $2,000 annually per chairmanship.

For the avoidance of doubt, we do not pay our non-employee directors any meeting attendance fees. Officers of our Company who are members of the Board of Directors are not paid any directors’ fees. Directors are eligible to receive, from time to time, grants of options to purchase shares under our equity incentive plans.

Director Compensation Table

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2010 by our Board of Directors. Gregory R. Liberman and Peter L. Garran were appointed as directors in April 2011 and Adam S. Berger served as the Company’s Chief Executive Officer until April 2011. During 2010, the Board of Directors formed Special Committee of independent directors (the “Special Committee”) to consider a proposal by Great Hill Partners III, LP to purchase outstanding shares of the Company’s common stock. The Special Committee was terminated in September 2010.

Name	Fees Earned or Paid in Cash		Option Awards(1)(2)	Total
Adam S. Berger Director	–		–	–
Jonathan B. Bulkeley Director	$75,000	(3)	$18,506	$93,506
Benjamin Derhy Director	$72,000	(4)	$16,389	$88,389
Thomas G. Stockham Director	$72,000	(5)	$8,662	$80,662
Michael A. Kumin Director	$28,000	(6)	$3,875	$31,875

(1)	The amounts disclosed reflect the full grant date fair values in accordance with FASB ASC Topic 718. For assumptions used in calculation of option awards, see Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(2)	The following options were outstanding as of December 31, 2010: Jonathan B. Bulkeley –100,000; Benjamin Derhy – 80,000; Thomas G. Stockham – 100,000 and Michael Kumin 50,000.
(3)	Includes $22,000 in annual fees for serving on the Board of Directors, $5,000 in annual fees for serving on committees and $48,000 for service on the Special Committee.
(4)	Includes $22,000 in annual fees for serving on the Board of Directors, $2,000 in annual fees for serving on committees and $48,000 for service on the Special Committee.
(5)	Includes $22,000 in annual fees for serving on the Board of Directors, $2,000 in annual fees for serving on committees and $48,000 for service on the Special Committee.
(6)	Includes $22,000 in annual fees for serving on the Board of Directors and $6,000 in annual fees for serving on committees.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2010 regarding compensation plans, including any individual compensation arrangements, under which equity securities of the Company are authorized for issuance. In connection with the effect of the July 2007 Scheme of Arrangement, the Company assumed all outstanding options of its predecessor, Spark Networks plc, under its 2004 Share Option Scheme. Of the shares reported below to be issued upon exercise of outstanding options, 111,000 were granted under the 2004 Share Option Scheme. The remainder of shares to be issued upon exercise of outstanding options and number of securities available for future issuance are under the Company’s 2007 Omnibus Incentive Plan.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise of price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,363,500	$3.12	1,142,432	(1)
Equity compensation plans not approved by security holders	–	–	–
Total	3,363,500		1,142,432	(1)

(1)	In July 2007, the Company adopted the 2007 Omnibus Incentive Plan (the “2007 Plan”). As of December 31, 2010, the 2007 Plan had 4,394,932 shares authorized for issuance. On January 1, 2011, the number of shares reserved and available for issuance increased by an additional 823,493 shares as a result of the “evergreen” provision. As of April 22, 2011, the 2007 Plan had 5,218,425 shares authorized for issuance of which 3,350,440 options were issued and outstanding. Pursuant to the “evergreen” provision, on the first day of each of the Company’s fiscal years beginning in calendar year 2009, the number of shares reserved and available for issuance will be increased by an amount equal to the lesser of (i) 2,000,000 shares, (ii) four percent (4%) of the number of outstanding shares of Company common stock on the last day of the immediately preceding fiscal year or (iii) an amount determined by the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the Record Date are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of the Record Date, based on 20,587,336 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of the Company’s outstanding common stock;

•	Each named executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

To our knowledge, except as indicated by footnote and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the number of shares of common stock set forth opposite such person’s name. Unless otherwise indicated, the address of our officers and directors is: c/o Spark Networks, Inc., 8383 Wilshire Blvd., Suite 800, Beverly Hills, California 90211.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Shares
5% stockholders:
Great Hill Investors, LLC(1)	9,085,000	44.1%
Osmium Partners, LLC(2)	1,675,324	8.1%
North Run Capital, LP(3)	1,318,525	6.4%
Executive Officers and Directors:
Gregory R. Liberman(4)	279,604	1.3%
Adam S. Berger(5)	956,479	4.5%
Brett A. Zane(6)	163,819	*
Benjamin Derhy(7)	22,500	*
Michael A. Kumin	–	–
Jonathan B. Bulkeley(8)	60,000	*
Thomas G. Stockham(9)	46,875	*
Peter L. Garran	–	–
All directors and executive officers as a group (10 persons)(10)	1,849,846	8.3%

*	Indicates less than 1%.
(1)	Based on a Schedule 13D/A filed with the SEC on March 2, 2010. Consists of 81,221 shares held by Great Hill Investors, LLC (“GHI”); 5,713,465 shares held by Great Hill Equity Partners II Limited Partnership (“GHEP II”); 217,673 shares held by Great Hill Affiliate Partners II, L.P. (“GHAP II”) and 3,072,641 shares held by Great Hill Equity Partners III, L.P. (“GHEP III”, and together with GHI, GHEP II and GHAP II, the “Funds”). Each Fund is an investment fund, principally engaged in the business of making private equity and other investments. Great Hill Partners GP II, LLC (“GP II”) is the sole general partner of GHEP II and GHAP II. Great Hill Partners GP III, L.P. (“GHEP III GP”) is the sole general partner of GHEP III and GHP III, LLC (“GP III”, and together with GP II and GHEP III GP, the “General Partners”) is the sole general partner of GHEP III GP. Christopher S. Gaffney, a former director of the Company, Stephen F. Gormley, John G. Hayes and Matthew T. Vettel (collectively, the “Controlling Persons”) are the managers of GHI and the General Partners. The principal business office of the Funds, the General Partners and the Controlling Persons is c/o Great Hill Partners, LLC, One Liberty Square, Boston, Massachusetts 02109.

(2)	Based on a Schedule 13D/A filed with the SEC on September 21, 2010. Represents 19,100 shares held by John H. Lewis, 354,195 shares held by Osmium Capital, LP (“Fund I”), 1,067,644 shares held by Osmium Capital II, LP (“Fund II”), 129,657 shares held by Osmium Spartan, LP (“Fund III”), and 104,728 shares held by other accounts (“Other Accounts”). Osmium Partners, LLC (“Osmium Partners”) is the general partner of each of the Funds and the investment manager of the Other Accounts and Mr. Lewis is the controlling member of Osmium Partners. Osmium Partners and Mr. Lewis have shared voting and dispositive power with respect to the shares held by the Funds and the Other Accounts and, as the sole member of Osmium Partners, Mr. Lewis may direct the vote and disposition of such shares. Mr. Lewis has sole voting and dispositive power with respect to the 19,100 shares. Each person disclaims beneficial ownership with respect to any shares other than the shares owned directly and of record by such person. The principal business office of Osmium Partners, LLC is 388 Market Street, Suite 920, San Francisco, CA 94111.
(3)	Based on a Schedule 13G filed with the SEC on February 17, 2009. Represents shares held by North Run Master Fund, LP, for which North Run Capital, LP acts as investment manager. North Run Advisors, LLC is the general partner of North Run Capital, LP and North Run GP, LP (“North Run GP”). North Run GP is the general partner of North Run Capital Partners, LP, North Run Qualified Partners, LP. and North Run Master Fund, LP. Todd B. Hammer and Thomas B. Ellis are the sole members of North Run Advisors, LLC. North Run Capital, LP, North Run GP, LP, North Run Advisors, LLC, Mr. Hammer and Mr. Ellis have shared voting and dispositive power with respect to the shares and, as the sole members of North Run Advisors, LLC, Messrs. Hammer and Ellis may direct the vote and disposition of such shares. The principal business office of North Run Capital, LP is One International Place, Suite 2401, Boston Massachusetts 02110.
(4)	Includes 12,500 shares of common stock and 267,104 shares underlying options exercisable within 60 days of the Record Date.
(5)	Includes 55,400 shares of common stock and 901,079 shares underlying options exercisable within 60 days of the Record Date.
(6)	Includes 163,819 shares underlying options exercisable within 60 days of the Record Date.
(7)	Includes 22,500 shares underlying options exercisable within 60 days of the Record Date.
(8)	Includes 10,000 shares of common stock and 50,000 shares underlying options exercisable within 60 days of the Record Date.
(9)	Includes 46,875 shares underlying options exercisable within 60 days of the Record Date.
(10)	Shares beneficially owned by all executive officers and directors as a group includes options to purchase 1,771,946 shares exercisable within 60 days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s securities are currently registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, and pursuant to Rule 16a-2, the Company’s directors and officers and holders of 10% or more of its common stock are currently required to file statements of beneficial ownership with regards to their ownership of the Company’s equity securities under Sections 13 or 16 of the Exchange Act. The Company’s current officers, directors and beneficial holders of 10% or more of its equity securities became subject to such requirement and to date, based solely upon a review of Forms 3, 4 and 5 and any amendments thereto furnished to us during the most recent fiscal year, none of such persons has failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Great Hill Equity Partners

As of March 2, 2010, Great Hill Investors, LLC, Great Hill Equity Partners II Limited Partnership and Great Hill Affiliate Partners II L.P. owned an aggregate of 9,085,000 shares of our common stock. On December 1, 2005, we and Great Hill Equity Partners II, which is one of the affiliates of Great Hill, entered into a Standstill Agreement with a term of five years expiring on December 1, 2010. Pursuant to the Standstill Agreement, Great Hill Equity Partners II agreed that it would not, other than through bona fide cash offers made in accordance with the terms of the Standstill Agreement to all of the Company’s stockholders or stock repurchases or other actions of the Company, acquire or seek to acquire beneficial ownership of any of our voting securities (or rights to acquire any class of our securities or any subsidiary thereof) or participate in any tender, takeover or exchange offer or other business combination, or any recapitalization, restructuring, dissolution or other extraordinary transaction if (1) prior to giving effect thereto, the Great Hill Group (as defined in the Standstill Agreement) beneficially owns less than 60% of Total Voting Power (as defined in the Standstill Agreement) and (2) after giving effect thereto, the Great Hill Group would beneficially own more than 29.9% of Total Voting Power. As such, Great Hill would have been able to, provided they do so in accordance with the terms of the Standstill Agreement, participate in and initiate any tender, takeover or exchange offer, other business combination or other transaction, such as taking our company private.

On March 2, 2010, the Company granted a partial waiver of the Standstill Agreement to the extent necessary to allow the special committee of the Board of Directors to receive, discuss and negotiate a proposal by Great Hill to purchase all of the outstanding shares of common stock of the Company not owned by Great Hill, at a cash purchase price of $3.10 per share. The waiver would automatically (but not retroactively) terminate if the Company, at the direction of the Board of Directors or the special committee, decided to discontinue discussions with Great Hill. The special committee of the Board of Directors consisted of Jonathan B. Bulkeley, Benjamin Derhy and Thomas G. Stockham. The special committee retained a financial advisor, reviewed and evaluated the proposal and other strategic alternatives. On April 6, 2010, the special committee announced that it had unanimously rejected Great Hill’s offer of $3.10 per share, and it would continue to consider all other strategic alternatives available to the Company. The waiver automatically (but not retroactively) terminated when, on September 10, 2010, the Company announced that the Board of Directors had disbanded the special committee of independent directors which had been formed to consider the proposal made by Great Hill to purchase all of the outstanding shares of common stock of the Company not owned by Great Hill and other strategic alternatives available to the Company. The Standstill Agreement terminated by its terms on December 1, 2010.

On March 11, 2010, L.I.S.T. Incorporated initiated a class action lawsuit against the Company, Great Hill and each of the directors in the Court of Chancery of the State of Delaware and on March 24, 2010, Mike Shaffer initiated a class action lawsuit in the Superior Court of California, County of Los Angeles against the same defendants. Both lawsuits allege breach of fiduciary duty in connection with the proposal by Great Hill. The actions arose out of the proposal by Great Hill Partners III, LP to purchase all of the shares of Spark Networks, Inc. that it does not already own. As previously reported in the Company’s Form 10-Q for the period ending June 30, 2010, the action initiated by Shaffer was dismissed by the plaintiff without prejudice on June 18, 2010. The action initiated by L.I.S.T. was dismissed by plaintiff without prejudice on March 4, 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three non-employee directors who are independent under the standards adopted by the Board of Directors and applicable NYSE Amex rules and SEC standards. The Audit Committee represents and assists the Board of Directors in fulfilling its responsibility for oversight and evaluation of the quality and integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s registered public accounting firm, Ernst & Young LLP, and the performance of the Company’s internal controls and of Ernst & Young LLP.

The Audit Committee has reviewed and discussed with the Company’s management, internal finance staff, internal auditors and Ernst & Young LLP, with and without management present, the Company’s audited financial statements for the fiscal year ended December 31, 2010 and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has also discussed with Ernst & Young LLP the results of the independent auditors’ examinations and the judgments of Ernst & Young LLP concerning the quality, as well as the acceptability, of the Company’s accounting principles and such other matters that the Company is required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards (including the statement on Auditing Standards No. 114). In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence from the Company and management, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the fees paid to Ernst & Young LLP during the year.

Based on our review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Respectfully submitted,

Jonathan B. Bulkeley
Benjamin Derhy
Thomas G. Stockham

STOCKHOLDER PROPOSALS

Proposals to be Included in Proxy Statement

If a stockholder would like us to consider including a proposal in our proxy statement and form of proxy relating to our 2012 annual meeting of stockholders pursuant Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a written copy of the proposal must be delivered no later than December 29, 2011 (the date that is 120 calendar days before the anniversary of the release date of the proxy statement relating to this year’s annual meeting of stockholders). If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under Exchange Act in order to be included in our proxy materials.

Proposals to be Submitted for Annual Meeting

Our bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act. Our bylaws provide that business, which must constitute a proper matter under Delaware law for stockholder action, may be conducted at an annual meeting that is properly brought before the meeting by a stockholder who has given timely written notice and is a stockholder of record on the date of giving the notice and on the record date for the determination of stockholders entitled to vote. The notice must contain the information specified in our bylaws.

To be timely, the notice must be delivered to the secretary of the Company

•	no later than the close of business on March 16, 2012 (the 90th day prior to the first anniversary of this annual meeting), and

•	no earlier than February 15, 2012 (the 120th day prior to the first anniversary of this annual meeting).

In the event that the date of the annual meeting differs by more than 30 days from the first anniversary of the preceding year’s annual meeting, then the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting, and not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event will the adjournment or postponement of an annual meeting (or the public announcement) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

Any stockholder proposal that is not submitted within the applicable time frame will not be eligible for presentation or consideration at the next annual meeting. In addition, if a stockholder (or a qualified representative as described in our bylaws) does not appear to present his or her proposal at such meeting, then such business will not be considered.

Mailing Instructions

In either case, proposals should be delivered to Spark Networks, Inc., 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211, Attention: Joshua A. Kreinberg, Corporate Secretary. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail, return receipt requested.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Stockholders who wish to contact any of our directors either individually or as a group may do so by writing them c/o Corporate Secretary, Spark Networks, Inc., 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211, by telephone at (323) 658-3000 or by email to jkreinberg@spark.net specifying whether the communication is directed to the entire Board or to a particular director. Stockholder letters are screened by Company personnel to filter out improper or irrelevant topics, such as solicitations, and to confirm that such communications relate to matters that are within the scope of responsibilities of the Board or a committee.

OTHER BUSINESS

The Board of Directors does not know of any other matter to be acted upon at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Joshua A. Kreinberg
Corporate Secretary

Dated: April 27, 2011

Beverly Hills, California

SPARK NETWORKS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 14, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Spark Networks, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 27, 2011, and hereby appoints Brett A. Zane and Joshua A. Kreinberg, the Company’s Chief Financial Officer and General Counsel and Corporate Secretary, respectively, or either of them acting singly in the absence of the other, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Spark Networks, Inc. to be held on June 14, 2011, at 9:00 a.m. Pacific Daylight Time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” APPROVAL OF PROPOSAL 2 AS DESCRIBED IN THE PROXY, NEITHER “FOR” NOR “AGAINST” PROPOSAL 3 AS DESCRIBED IN THE PROXY AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 14, 2011. The 2011 Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2010 are also available at http://www.spark.net/proxy.htm.

(continued, and to be signed and dated, on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

SPARK NETWORKS, INC.

June 14, 2011

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION CONCERNING YOUR VOTE ON PROPOSAL 3. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:        ☒

1. Election of Directors	FOR ALL THE NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)	NOMINEE

	☐	☐	☐	☐	Benjamin Derhy

				☐	Thomas G. Stockham

				☐	Michael A. Kumin

				☐	Jonathan B. Bulkeley

				☐	Adam S. Berger

				☐	Gregory R. Liberman

				☐	Peter L. Garran

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:    ☒

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3. Stockholder proposal relating to majority voting.

FOR	AGAINST	ABSTAIN

☐	☐	☐

Each of the persons named as proxies herein are authorized, in such person’s discretion, to vote upon such other matters as may properly come before the Annual Meeting, or any adjournments thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space provided. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐	Address Change

Please check here if you plan to attend the meeting.	☐

Signature of Stockholder:	Date: _________	Signature of Stockholder:	Date: _________